Exhibit 99.1

SPACEHAB, Inc.

12130 Highway 3, Bldg. 1

Webster, Texas 77598-1504
1.713.558.5000
fax: 1.713.558.5960
www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB ANNOUNCES RECEIPT OF NASDAQ DEFICIENCY LETTER

Houston, Texas, October 22, 2007 — SPACEHAB, Incorporated (NASDAQ: SPAB), a leading provider of commercial space services, today announced that as a result of the resignation of Myron J. Goins as a director of SPACEHAB, Inc. effective October 16, 2007, the Company received a letter from The NASDAQ Stock Market notifying the Company that it no longer complies with the NASDAQ independent director and audit committee requirements.

Consistent with Marketplace Rule 4350(c)(1), which requires that a majority of the board of directors consist of independent directors, and 4350(d)(4) requiring the participation of three independent directors on the audit committee, NASDAQ will provide the Company a cure period in order to regain compliance until the earlier of the Company’s next annual shareholder’s meeting, or October 16, 2008; or if the next annual shareholder’s meeting is held before April 14, 2008, then the Company must evidence compliance no later than April 14, 2008.

If the Company fails to regain compliance within the prescribed cure period, its common stock is subject to delisting upon notification of such a determination by NASDAQ staff, which determination may be appealed.

About SPACEHAB, Incorporated

Incorporated in 1984, SPACEHAB (www.spacehab.com) is a leading provider of commercial space products and services to NASA, international space agencies and universities, Department of Defense, and private customers worldwide. The Company offers end-to-end space access solutions, space systems development, mission integration and pre-launch processing facilities and services, and large-scale government program support services.

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Eva-Marie deCardenas

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5071

edecardenas@spacehab.com

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